UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2009

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32483 (Commission File Number)	61-1109077 (IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

Third Temporary Waiver Agreement

On September 15, 2009, Accuride Corporation (the “Company”) entered into a Third Temporary Waiver Agreement (the “Third Temporary Waiver”) with respect to its Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005, as amended (the “Credit Agreement”), among the Company, Accuride Canada Inc., the lenders party thereto (the “Lenders”), the administrative agent for the Lenders, and the other agents party thereto.

Pursuant to the terms of the Third Temporary Waiver, the Lenders have agreed to continue to waive the Company’s non-compliance with the financial covenants under the Credit Agreement for the fiscal quarter ended June 30, 2009 and other defaults, as described in the First Temporary Waiver Agreement filed on July 9, 2009, the Second Temporary Waiver filed on August 18, 2009, and the Third Temporary Waiver, for the duration of the Third Temporary Waiver Period.  The Third Temporary Waiver Period terminates on September 30, 2009, unless terminated earlier as the result of, among other things: (i) an event of default under the Credit Agreement that is not a Scheduled Default or an Additional Default, (ii) payment by the Company of the Senior Subordinated Notes Interest Payment, (iii) the exercise of any rights or remedies under the Notes Indenture (as defined below) as a result of any “Default” or “Event of Default” under, and as defined in, the Notes Indenture, or (iv) the failure by the Company or the subsidiary guarantors to comply with the terms and provisions of the Third Temporary Waiver.  The Third Temporary Waiver also terminates if the Company has not entered into a plan support, lock-up or similar restructuring agreement with one of its principal stakeholder groups by September 25, 2009, although this deadline may be extended with the approval of the bank steering committee.

Under the Third Temporary Waiver: (i) interest on advances and all outstanding obligations under the Credit Agreement will accrue at an annual rate of 2.0% plus the otherwise applicable rate during the Third Temporary Waiver Period, (ii) the Company and its subsidiaries must comply with certain restrictions on incurring additional debt, making investments and selling assets and (iii) the Company must comply with specified minimum liquidity requirements.

An affiliate of Sun Capital Securities Group, LLC is one of the lenders that approved the Third Temporary Waiver.  Sun Capital and its affiliates hold approximately 32.2% of the Company’s common stock on a fully diluted basis and benefit from certain corporate governance rights described in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on February 4, 2009.

Senior Subordinated Notes Forbearance Agreement

Pursuant to the Forbearance Agreement filed on September 3, 2009 by and among the Company and certain holders of the Company’s 8-1/2% Senior Subordinated Notes due 2015 (the “Notes”) issued pursuant to an Indenture dated as of January 31, 2005 among the Company, certain guarantors and The Bank of New York Mellon Trust Company (f.k.a. The Bank of New York Trust Company, N.A.), as Trustee (the “Notes Indenture”), the Company is required to deliver to the Note holders on or before September 15, 2009 (the “Milestone Date”) (a) a final term sheet in form and substance satisfactory to Holders (the “Final Term Sheet”); and (b) a written acknowledgement of the Steering Committee of the lenders under the Senior Credit Facilities affirming that the Final Term Sheet is in form and substance satisfactory to such lenders.  On September 15, 2009, the Company received a letter from Note holders representing a majority of the principal amount of Notes outstanding informing the Company that the Note holders have extended the Milestone Date to September 25, 2009 (the “Extension Letter”), which coincides with the September 25th deadline under the Third Temporary Waiver.

The Company is proactively evaluating restructuring alternatives to address ongoing liquidity and financing concerns and is continuing discussions with its stakeholder groups.  The Company expects to use the term of the Third Temporary Waiver and the Forbearance Agreement, as amended by the Extension Letter, to continue working toward implementing one or more restructuring alternatives, and views the Third Temporary Waiver and the

Extension Letter as additional steps in a broader transaction with its creditors, although the nature and parameters of this transaction are not yet defined.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the text of the Third Temporary Waiver, which is attached as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference.  The Company announced the Third Temporary Waiver in a press release dated September 15, 2009, a copy of which is furnished, and not filed, as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1                         Third Temporary Waiver Agreement, dated September 15, 2009, by and among Accuride Corporation, Accuride Canada Inc., the subsidiaries of Accuride Corporation party thereto, the lenders party thereto, and the administrative agent for the lenders.

99.1                         Press Release, dated September 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	September 15, 2009	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1

Third Temporary Waiver Agreement, dated September 15, 2009, by and among Accuride Corporation, Accuride Canada Inc., the subsidiaries of Accuride Corporation party thereto, the lenders party thereto, and the administrative agent for the lenders.

99.1	Press Release, dated September 15, 2009.